EXHIBIT 10.3
MINNERGY LETTERHEAD
July 11, 2006
Isabelle O. Timm
15 Second Street NW
Utica, MN 55979
Jerry Kellum
1600 Gilmore Avenue
Winona, MN 55987
Re: Real Estate Option Agreement dated May 17, 2006 between Isabelle O. Timm, a single person (the “Optionor”) and MinnErgy, LLC, a Minnesota limited liability company (the “Optionee”)
Dear Ms. Timm and Mr. Kellum:
We hereby extend the term of the option granted by the Agreement referenced above, to a period of one year, and we hereby authorize and instruct Mr. Kellum to deliver to the Optionor the Additional Option Payment) of Twenty-seven Thousand Dollars ($27,000.00) held by him. As so extended the option shall expire at 12:00 midnight on May 17, 2007, unless further extended according to the Agreement.
Sincerely,
/s/ Daniel H. Arnold
Daniel H. Arnold, Chairman
RECEIPT
I hereby acknowledge receipt of the Additional Option Payment of $27,000.00, and extension of the Option to May 17, 2007.
/s/ Isabelle O. Timm
Isabelle O. Timm

SPACE ABOVE THIS LINE FOR RECORDER
REAL ESTATE OPTION AGREEMENT
     THIS AGREEMENT is made this 17th day of May, 2006, by and between Isabelle O. Timm, a single person (the “Optionor”) and MinnErgy, LLC, a Minnesota limited liability company (the “Optionee”).
1.	GRANT OF OPTION: Optionor hereby grants to Optionee the exclusive right and option to purchase the real estate (the Property) situated in Winona County, Minnesota, legally described as follows:

[See legal description attached.]

2.	OPTION CONSIDERATION; PAYMENT: Optionee hereby agrees to pay to Optionor upon the execution of this Option Agreement the sum of Three Thousand Dollars ($3,000.00) (the “Initial Option Payment” and, together with any Additional Option Payment, the “Option Consideration”). Optionee further agrees to deposit in escrow, with Optionor’s attorney, Jerry Kellum, the additional sum of Twenty-seven Thousand Dollars ($27,000.00) upon the execution of this Option Agreement. Such sum shall be held by the escrow agent and delivered to the Optionor upon notice of Optionee’s election to extend the term of this option, or delivered to Optionee if such election is not made.

3.	TERM; EXPIRATION: This option shall commence upon its execution by Optionor and continue for a period of Sixty (60) days. It shall expire if not exercised or extended as provided herein at 12:00 midnight on the sixtieth day after the date of execution of this Option Agreement.

4.	EXTENSION; ADDITIONAL PAYMENTS. Optionee may extend the term of this option to a period of one year, by written notice to Optionor given before expiration of the initial period accompanied by payment of the ~~additional sum (an Additional Option Payment) of Thirty Thousand Dollars ($30,000.00).~~ escrow amount of twenty-seven thousand dollars ($27,000.00). Such extension period shall expire at 12:00 midnight on the first anniversary of the date of execution of this Option Agreement. If the term is so extended, Optionee may extend the term of this option for an additional year, by written notice to Optionor given before expiration of the extended term accompanied by payment of the additional sum (an Additional Option Payment) of Thirty Thousand Dollars ($30,000.00). Such extension period shall expire at 12:00 midnight on the second anniversary of the date of execution of this Option Agreement. If the term is so extended, Optionee may extend the term of this option for another additional year, by written notice to Optionor given before expiration of the extended term accompanied by payment of the additional sum (an Additional Option Payment) of Thirty Thousand Dollars ($30,000.00). Such extension period shall expire at 12:00 midnight of the third anniversary of the date of execution of this Option Agreement.

5.	NOTICE OF EXERCISE. Optionee may exercise or extend this option, as provided herein, only by giving written notice thereof to Optionor at the address indicated below, by registered or certified mail, or personal delivery, prior to its expiration.

6.	FAILURE TO EXERCISE. If Optionee does not exercise this option in the manner and within the time specified herein, this option shall terminate, Optionor shall retain the Option Consideration, free of any claim by Optionee; and neither party shall have any claim or right against the other under this Agreement.

7.	PURCHASE TERMS: If this option is exercised as provided herein, Optionor shall sell and Optionee shall purchase the Property with improvements thereon under the following terms and conditions:
a.	Purchase Price: The Purchase Price for the Property shall be the sum of One Million Three Hundred Eighty Thousand Dollars ($1,380,000.00). The Option Consideration paid by Optionee to Optionor shall by credited against the Purchase Price. The Purchase Price shall be paid in cash at closing.

b.	Closing. The closing of the purchase shall be at the offices of Optionor’s attorneys, Streater & Murphy, P.A., 64 East Fourth Street, Winona, Minnesota, on a date agreed upon by the parties that shall be not less than sixty (60) nor more than ninety (90) days after exercise of the option.

c.	Evidence of Title. Optionor shall, within thirty (30) days after execution of this Agreement, furnish an abstract of title certified to date, including proper searches covering bankruptcies, and State and Federal judgments and liens. Optionee shall be allowed 30 days after receipt thereof for examination of title and the making of any objections thereto, said objections to be made in writing or deemed to be waived. If any objections are so made the Optionor shall be allowed 120 days to make title marketable. Pending correction of title, if the option has been exercised, the closing shall be postponed, but upon correction of title and within 10 days after written notice, Optionee shall perform this agreement according to its terms.

If said title is not marketable and is not made so within 120 days from the date of written objections thereto as above provided, this agreement shall be void, at the election of the Optionee, and neither party shall be liable for damages hereunder to the other party and all money theretofore paid by Optionee to Optionor shall be refunded; but this provision shall not deprive either party of the right of enforcing the specific performance of this agreement provided such agreement shall not be terminated as aforesaid, and provided action to enforce such specific performance shall be commenced within six months after such right of action shall arise. If title is not marketable and Optionor fails to correct the title, Optionee may elect to exercise the option and close and to deduct from the Purchase Price the cost of correcting the title or the reduction in value of the Property resulting from the condition of title.

d.	Conveyance. Subject to performance by Optionee, Optionor agrees to execute and deliver a Warranty Deed conveying marketable title to the Property subject only to the following exceptions:
(i)	Building and zoning laws, ordinances, State and Federal regulations.

(ii)	Restrictions relating to use or improvement of premises not subject to unreleased forfeiture.

(iii)	Reservation of any minerals or mineral rights to the State of Minnesota.

(iv)	Utility easements of record or in use.

(v)	Public streets and roadways dedicated or in use.

(vi)	Rights of tenants under tenancies existing on the date of this Option Agreement and disclosed to Optionee, or entered into after the date of this Option Agreement with the consent of Optionee. Consent of Optionee shall not be required for a lease that may be terminated by Optionee upon the closing, subject to payment for any growing crops as provided in the next subsection.
e.	Possession. Optionor shall be entitled to possess and use the Property, including the right to farm the land, during the term of this Option and until the closing. Optionor shall deliver possession of the Property to Optionee at the time of closing. If there are crops growing upon the Property at the time of closing, Optionee may, at its sole election
(i)	permit the crops to be harvested at the end of the growing season, or

(ii)	pay to their owner, for each acre of crops that are not permitted to be harvested, the sum of Four Hundred Dollars ($400.00), less the estimated costs of growing, harvesting and selling such crops that were not incurred as a result of the delivery of possession.

f.	Taxes; Assessments. Real estate taxes due and payable in years preceding the year in which the closing occurs and any unpaid special assessments shall be paid by Optionor. Real estate taxes due and payable in the year in which the closing occurs shall be prorated between the parties to the date of closing. Real estate taxes due and payable in years after the year in which the closing occurs shall be paid by Optionee.

g.	Prorations. Pro rata adjustments of rents, interest, insurance, utilities and current operating expenses shall be made as of the date of closing.

h.	Eminent Domain: In the event the property or any part thereof is taken or threatened to be taken pursuant to eminent domain after the notice of exercise of the above option, but prior to closing, the Optionee shall have the right at its election to cancel and terminate this agreement or to complete the purchase as set forth above with the Optionee being entitled to receive all condemnation proceeds.

i.	Personal Property: The sale and purchase shall include not include any personal property of Optionor, but shall include all buildings, improvements and fixtures, including the well, pump, engine, gearbox, water rights, pivot and any other equipment necessary to get water out of the ground on the subject property.
8.	INVESTIGATION. Optionee shall have the right, during the term of the option, to investigate at its own expense the condition, quality, and suitability of the Property, including surveys and site analyses, environmental analyses, soil sampling, zoning and governmental permit requirements, utility services, and the like, and may enter upon the property for such purposes, provided such entry does not interfere with occupancy and use of the Property by Optionor or tenants. Optionee shall defend, indemnify and save harmless Optionor from and against any claim, liability or expense arising from or attributable to any act or omission of Optionee or its employees, contractors or agents in connection with any such activities. If Optionee damages any crop growing on the Property, or if its investigations or the closing of the sale prevents the harvest of any growing crop, Optionee shall pay to the owner of such crop the amount determined as provided in paragraph 7(e)(ii).

9.	REPRESENTATIONS OF OPTIONOR. Optionor represents and warrants that Optionor has not caused the Property to be contaminated by any hazardous substance in violation of any environmental law or regulation, and does not have knowledge or the presence of any hazardous substance upon the Property.

10.	RECORDING OF OPTION: This Option Agreement may be recorded by either party.

11.	NOTICES: Any notice, demand or other document which either party is required or may desire to give or deliver to or make upon the other party shall be given in writing and served either personally or given by prepaid United States certified mail, return receipt requested, and addressed to the following addresses:

If to Optionor:	Isabelle O. Timm
15 Second Street NW
Utica, MN 55979

with a copy to:	Jerry Kellum
1600 Gilmore Avenue
Winona, MN 55987

If to Optionee:	MinnErgy, LLC
4455 Theurer Blvd.
Winona, MN 55987
Attn: Dan Arnold, Chairman

with a copy to:	Kent A. Gernander
Streater & Murphy, P.A.
64 East Fourth Street
Winona, MN 55987
Either party hereto may designate a different address for itself, or additional persons to whom copies thereof are to be sent, by notice similarly given.

12.	BROKERS. Each of the parties represents and warrants to the other that it has not entered into any agreement or arrangement under which any broker will be entitled to commission or compensation as a result of this agreement or the sale of the Property hereunder, and each agrees to defend, indemnify and save harmless the other party from and against any claim, and any resulting liability or expense, of a broker under an agreement with or as a result of any act or omission of such party.

13.	GOVERNING LAW; FORUM. This Agreement is entered into and is to be performed in the State of Minnesota. It shall be governed by and interpreted in accordance with the laws of the State of Minnesota. Any action arising from or concerning this Agreement shall be brought only in the Third Judicial District Court, Winona County, Minnesota (except an action to enforce the judgment of such court).

14.	ENTIRE AGREEMENT; BINDING EFFECT. This Agreement contains the entire agreement of the parties concerning its subject matter; and there are no other understandings between them. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs and representatives or successors and assigns. Optionee may assign this Agreement and the rights of Optionee hereunder to a party that assumes and agrees to perform all obligations of Optionee hereunder, but no such assignment shall relieve Optionee of any obligation hereunder incurred prior to such assignment. Optionee shall notify Optionor in writing of any such assignment.

15.	TIME. Time is of the essence as to the performance of all of the terms and conditions of this Agreement.

16.	GENERAL. The captions and titles herein are for reference only and are not to be considered a part of this Agreement or in the interpretation hereof. This Agreement shall not be valid until signed by both parties. The phrase “execution and delivery hereof,” as used above, shall be the date the last party hereto signs this Agreement and serves it upon the other party in the same manner as set forth for notices. Time is of the essence.

17.	ADDITIONAL TERMS.
a.	The Property consists of one or more parcels represented by Optionor to contain a total area of 138 acres, exclusive of roads and rights of way. The Purchase Price is based on Ten Thousand Dollars per acre for the land. IF a survey determines that the land area, exclusive of roads and rights of way, is more or less than 138 acres the Purchase Price shall be adjusted accordingly.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement.

OPTIONOR:	OPTIONEE:
MinnErgy, LLC

/s/ Isabelle O. Timm	By:	/s/ Daniel H. Arnold
	Its:	Chairman
STATE OF MINNESOTA          )
                                                        ) ss.
COUNTY OF WINONA             )
     The foregoing instrument was acknowledged before me this 17th day of May, 2006, by Isabelle O. Timm, a single woman, Optionor.

SEAL CINDY K. TELSTAD	/s/ Cindy K. Telstad
Notary Public Minnesota	Notary Public
My Commission Expires Jan 31, 2010
STATE OF MINNESOTA          )
                                                        ) ss.
COUNTY OF OLMSTED            )
     The foregoing instrument was acknowledged before me this 17th day of May, 2006, by Daniel H. Arnold, the Chairman of MinnErgy, LLC, a Minnesota limited liability company, Optionee, on behalf of said company.

SEAL CINDY K. TELSTAD	/s/ Cindy K. Telstad
Notary Public Minnesota	Notary Public
My Commission Expires Jan 31, 2010
THIS INSTRUMENT DRAFTED BY:
Kent A. Gernander
64 East Fourth Street
P.O. Box 310
Winona, MN 55987

Exhibit A
Description of Property
The Southwest Quarter of Section 17, Township 106, Range 9, excepting the East 10 acres of the part of said land lying North of what was formerly the Winona and St. Peter Railroad Company’s right of way, being in that exception a strip of land about 100 rods long North and South, and 16 rods wide East and West.
Also, excepting from this SW 1/4 of Section 17 the following parcel:
     Beginning at the northwest corner of the 10 acre parcel described as the exception in the deed from Everett H. Timm and Isabelle O. Timm to Everett H. and Isabelle O. Timm, which deed was dated July 12, 1995 and was recorded with the Winona County Recorder on July 13, 1995 as Document No. 380124; thence west along the north line of said Southwest Quarter a distance of 410 feet; thence south on a line parallel with the west line of said exception a distance of 470 feet; thence east on a line parallel with the north line of said Southwest Quarter to the west line of said exception; thence north along the west line of said exception to the point of beginning. This property contains approximately 4.36 acres. This property is subject to highway rights of way and to the restrictions created by that Agricultural Preserve Restrictive Covenant Application and Agreement between Everett Timm and Winona County, Minnesota, which was dated December 31, 1991 and recorded with the Winona County Recorder on November 16, 1992 as Document No. 355739.